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EXHIBIT 99.1

News Release

BROOKE CORPORATION ANNOUNCES DELIVERY OF STOCK DIVIDEND

        OVERLAND PARK, KS., March 26, 2003—Brooke Corporation (OTC Bulletin Board: BOKE)—Vice President Kyle Garst announced that additional stock certificates have been delivered to Brooke Corporation common stockholders in accordance with a board declaration announced by the company on February 18, 2003. Mr. Garst noted that the additional stock certificates represent a six for one split of Brooke Corporation's common stock for the stockholders of record as of March 3, 2003 and that the additional shares were available for sale on March 13, 2003.

        In making the announcement, Mr. Garst cautioned investors to account for the increase in common shares outstanding when analyzing the earnings per share disclosed in Brooke Corporation's public filings and other announcements. Mr. Garst noted that 2002 earnings per share, if adjusted for the increase of outstanding shares, would have been $.27 per share and that 2001 adjusted earnings per share would have been $.15 per share.

        About our Company…    Brooke Corporation is the parent company of a family of companies that serves the insurance and financial services marketplace. Through Brooke Franchise Corporation, Brooke benefits from a rapidly growing system of franchise agents specializing primarily in property and casualty insurance but also securities brokerage and lending. The Company believes that franchise agents, as independent business owners, will distribute financial services more efficiently than others. To compliment expanding franchise operations, Brooke also offers facilitator services such as consulting, lending, and brokerage services through operating subsidiaries.

        Contact…    Sherisa Coomes, cooms@brookecorp.com or (785) 543-3199, Ext 197

        Email Distribution…    If you would like to receive electronic press release information directly from Brooke Corporation then please email "investments@brookecorp.com" and provide your email address.

        Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

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  EXHIBIT 99.1